NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@AllianceData.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS MULTI-YEAR AGREEMENT WITH
NEWFOUNDLAND AND LABRADOR GOVERNMENT ENTERPRISE

Newfoundland and Labrador Liquor Corporation (NLC) expands retail beverage alcohol portfolio for
Alliance Data’s popular Canadian loyalty program

DALLAS, Texas (Feb. 8, 2007) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that the Newfoundland and Labrador Liquor Corporation (NLC) has signed a multi-year agreement to participate as a sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. NLC is a provincial crown corporation in Newfoundland and Labrador, responsible for managing the importation, sale and distribution of beverage alcohol within the province.

In Newfoundland and Labrador, the sale of alcohol is regulated by the provincial government and sold primarily through government-owned NLC stores. Under terms of the agreement, NLC’s 24 retail stores will begin offering AIR MILES reward miles to its customers beginning March 5, 2007.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program with approximately two-thirds of Canadian households actively collecting reward miles.
AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.

“The multi-year agreement with NLC reinforces our commitment to growing existing retail categories and expanding the scope of the AIR MILES Reward Program in all regions of Canada,” said Bryan Pearson, president of Alliance Data Loyalty Services. “We will also continue to pursue our growth strategy by forging long-term partnerships with existing sponsors, and exploring new category and geographic opportunities in areas that further strengthen the coalition program and deliver results for all stakeholders.”

“We are pleased to have signed an agreement to be part of the AIR MILES Reward Program,” said Steve Winter, president and chief executive officer, Newfoundland and Labrador Liquor Corporation (NLC). “This partnership will further enhance the overall in-store experience at our locations and add meaningful value for our customers.”

Other provincially-operated liquor retailers that participate in the AIR MILES Reward Program are the Liquor Control Board of Ontario (LCBO) and Manitoba Liquor Mart.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its web site, www.AllianceData.com.

About The Newfoundland and Labrador Liquor Corporation (NLC)

The Newfoundland and Labrador Liquor Corporation (NLC) is a provincial crown corporation in Newfoundland and Labrador, Canada responsible for managing the importation, sale and distribution of beverage alcohol within the province.

Headquartered in St. John’s, Newfoundland, Canada, NLC operates 24 retail stores, services over 112 agency stores and distributes to more than 1,500 licensees. NLC offers customers a diverse product selection with approximately 3,000 active listings from more than 30 countries. NLC’s website is www.nfliquor.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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